                                   EXHIBIT 12

                  PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                             (dollars in millions)
                             ---------------------

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

                                                            Years Ended December 31,
                                    --------------------------------------------------------------------------
                                      1998            1997            1996            1995              1994
                                    --------        --------        --------        --------          --------
Earnings before
   income taxes and
   cumulative effect
   of accounting changes            $ 9,087          $10,611        $10,683           $ 9,347         $ 8,216

Add (Deduct):
Equity in net earnings of
   less than 50% owned
   affiliates                          (195)            (207)          (227)             (246)           (184)
Dividends from less than
   50% owned affiliates                  70              138            160               202             165
Fixed charges                         1,386            1,438          1,421             1,495           1,537
Interest capitalized, net
   of amortization                       (5)             (16)            13                 2              (1)
                                    -------          -------        -------           -------         -------
Earnings available for
   fixed charges                    $10,343          $11,964        $12,050           $10,800         $ 9,733
                                    -------          -------        -------           -------         -------
                                    -------          -------        -------           -------         -------

Fixed charges:
Interest incurred:
   Consumer products                $ 1,166          $ 1,224        $ 1,197           $ 1,281         $ 1,317
   Financial services and
     real estate                         77               67             81                84              78
                                    -------          -------        -------           -------         -------

                                    $ 1,243          $ 1,291        $ 1,278           $ 1,365         $ 1,395
Portion of rent expense
   deemed to represent
   interest factor                      143              147            143               130             142
                                    -------          -------        -------           -------         -------

Fixed charges                       $ 1,386          $ 1,438        $ 1,421           $ 1,495         $ 1,537
                                    -------          -------        -------           -------         -------
                                    -------          -------        -------           -------         -------

Ratio of earnings to
   fixed charges                        7.5             8.3             8.5              7.2              6.3
                                    -------          -------        -------           -------         -------
                                    -------          -------        -------           -------         -------
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